                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                         Philip Morris Companies Inc.
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------
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                              PHILIP MORRIS COMPANIES INC.

GEOFFREY C. BIBLE                                                120 PARK AVENUE
CHAIRMAN AND CHIEF EXECUTIVE OFFICER                          NEW YORK, NY 10017

                                                                   March 9, 2001

DEAR FELLOW STOCKHOLDER:

You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Philip Morris Companies Inc. The meeting will be held at 9:00 a.m. on Thursday, April 26, 2001, at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia.

At the meeting, we will elect 13 directors and act upon the selection of independent accountants. We will also vote on six stockholder proposals, if presented. There will also be a report on the Company's business, and stockholders will have an opportunity to ask questions.

We anticipate that a large number of stockholders will attend the meeting. As seating is limited, we suggest you arrive by 8:30 a.m., when the auditorium will be opened. If the auditorium is filled, there will be additional seating outside the auditorium from which the proceedings may be viewed. Those needing special assistance at the meeting are requested to write the Corporate Secretary at 120 Park Avenue, New York, New York 10017. For your comfort, and because of overcrowding, we ask that you not bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular and digital phones, audio tape recorders, video and still cameras and pets will not be permitted into the meeting. If you are a registered stockholder and plan to attend the meeting, please detach and retain the admission ticket that is attached to the proxy card. If your shares are held in the name of a broker or other nominee and you do not have an admission ticket, please bring proof of your share ownership to the meeting.

The vote of each stockholder is important. You can vote by signing, dating and returning the enclosed proxy card. Also, registered and most beneficial stockholders may vote by telephone or over the Internet. Instructions for using these convenient services are set forth on the enclosed proxy. I urge you to vote your proxy as soon as possible. In this way, you can be sure your shares will be voted at the meeting, and you will spare your Company the expense of a follow-up mailing.

                                            Sincerely,

                                            /s/ Geoffrey C. Bible


              For further information about the Annual Meeting,
                          Please call 1-800-367-5415
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                          PHILIP MORRIS COMPANIES INC.
                                120 Park Avenue
                            New York, New York 10017

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      To Be Held Thursday, April 26, 2001

To the Stockholders of
PHILIP MORRIS COMPANIES INC.:

The Annual Meeting of Stockholders of Philip Morris Companies Inc. will be held on Thursday, April 26, 2001, at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia, at 9:00 a.m.

The purpose of the meeting is to:

     (1) Elect 13 directors;

     (2) Ratify the selection of independent accountants for the fiscal year ending December 31, 2001;

     (3) Vote on six stockholder proposals if presented by their proponents; and

     (4) Transact such other business as may properly come before the meeting.

Only holders of record of Common Stock at the close of business on March 5, 2001, will be entitled to vote at the meeting.

                                            G. Penn Holsenbeck
                                            Vice President and Secretary

March 9, 2001
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                               TABLE OF CONTENTS

                                                              Page
                                                              ----
Proxies and Voting Information..............................    1
     Solicitation of Proxies................................    1
     Voting at the Meeting..................................    1
Election of Directors.......................................    2
     General Information....................................    2
     Committees of the Board................................    2
     The Nominees...........................................    3
     Compensation of Directors..............................    6
     Certain Relationships..................................    7
Ownership of Equity Securities..............................    8
Executive Compensation......................................   10
     Comparison of Five-Year Cumulative Total Return........   10
     Compensation Committee Report on Executive
      Compensation..........................................   11
     Summary Compensation Table.............................   15
     2000 Option Grants.....................................   16
     2000 Option Exercises and Year-End Values..............   17
     Pension Plan Table--Philip Morris Retirement Plan......   17
     Employment Contracts, Termination of Employment and
      Change of Control Arrangements........................   18
Audit Committee Matters.....................................   18
     Audit Committee Report for the Year Ended December 31,
      2000..................................................   19
     Independent Accountants' Fees..........................   20
Selection of Independent Accountants........................   20
Stockholder Proposals.......................................   21
Other Matters...............................................   32
2002 Annual Meeting.........................................   33
Exhibit A--Audit Committee Charter..........................  A-1

                         PROXIES AND VOTING INFORMATION

Solicitation of Proxies

This proxy statement is furnished by the Board of Directors (the "Board") of Philip Morris Companies Inc. (the "Company"), 120 Park Avenue, New York, New York 10017, in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, April 26, 2001, at 9:00 a.m., at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia, and at any and all adjournments thereof. Mailing of the proxy statement will commence on or about March 9, 2001. Holders of record of the Company's Common Stock (the "Common Stock") at the close of business on March 5, 2001, will be entitled to one vote for each share held on all matters to come before the meeting. On February 28, 2001, there were outstanding 2,206,007,834 shares of Common Stock.

Stockholders are urged to sign and date the enclosed proxy and return it as promptly as possible in the envelope enclosed for that purpose. Registered stockholders can also deliver proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Instructions for voting by telephone or over the Internet are set forth on the enclosed proxy card. Most stockholders whose shares are held by a broker or other nominee are also afforded the opportunity to vote by telephone or over the Internet. Instructions are set forth on the enclosed proxy.

A proxy may be revoked at any time before it has been voted at the meeting by submitting a later-dated proxy (including a proxy by telephone or over the Internet) or by giving written notice to the Secretary of the Company. Unless the proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxy will be voted as recommended by the Board. The proxy will also serve to instruct the administrator of the Company's dividend reinvestment and voluntary cash payment plan and the trustee of each defined contribution plan sponsored by the Company how to vote the plan shares of a participating stockholder or employee. The trustee of each defined contribution plan will vote the plan shares for which proxies are not received in the same proportion as the shares for which proxies are received.

Voting at the Meeting

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

The election of each nominee for director requires a plurality of the votes cast. In order to be approved, the votes cast for the selection of independent accountants and for each stockholder proposal must exceed the votes cast against such matters. Abstentions and Broker Shares that are not voted on the matter will not be included in determining the number of votes cast.

Stockholders' proxies are received by the Company's independent proxy processing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of individual stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the inspectors, but such tallies will provide aggregate figures rather than names of stockholders. The independent inspectors will notify the Company if a stockholder has failed to vote so that he or she may be reminded and requested to do so.
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                             ELECTION OF DIRECTORS
General Information

The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's businesses by various reports and documents sent to them, as well as by operating and financial reports made at Board and committee meetings by the chairman of the board and other officers. In addition, the Board holds an annual two- or three-day meeting to review the Company's Five-Year Plan.

Regular meetings of the Board are held each month, except March, June, July and November, and special meetings are held when necessary. The organizational meeting follows immediately after the Annual Meeting of Stockholders. The Board held nine meetings in 2000.

Committees of the Board

Various committees of the Board have been established to assist it in the discharge of its responsibilities. Those committees are described below.

The Audit Committee consists entirely of non-employee directors. Its responsibilities are set forth in the Audit Committee Charter included as Exhibit A of this proxy statement. The Committee's Report appears on page 19 of this proxy statement. This committee met four times in 2000. The members of the committee are: Robert E. R. Huntley (chair); Elizabeth E. Bailey; J. Dudley Fishburn; Lucio A. Noto; John S. Reed; and Stephen M. Wolf.

The Committee on Public Affairs and Social Responsibility reviews and monitors the Company's policies, practices and programs with respect to public issues of importance to stockholders, the Company and the general public, to the extent those matters are not the responsibility of other committees of the Board. This committee met four times in 2000. The members of the committee are: Jane Evans (chair); Elizabeth E. Bailey; Harold Brown; J. Dudley Fishburn; Robert E. R. Huntley; Billie Jean King; John D. Nichols; and Stephen M. Wolf.

The Compensation Committee, which consists entirely of non-employee directors, is responsible for administering the Company's compensation programs and remuneration arrangements for its highest-paid executives, including the chief executive officer, and for reviewing the succession plans for the chief executive officer and other senior executives. The committee's Report on Executive Compensation appears on pages 11 to 14 of this proxy statement. This committee met four times in 2000. The members of the committee are: John S. Reed (chair); Harold Brown; Robert E. R. Huntley; Lucio A. Noto; and Stephen M. Wolf.

The Corporate Employee Plans Investment Committee oversees the investment of certain employee benefit plan assets. This committee met three times in 2000. The members of the committee are: John D. Nichols (chair); Harold Brown; Jane Evans; John S. Reed; Carlos Slim Helu; and Louis C. Camilleri, the Company's chief financial officer.

The Executive Committee has authority to act for the Board on most matters during intervals between Board meetings. This committee met once in 2000. The members of the committee are: Geoffrey C. Bible (chair); Elizabeth E. Bailey, Rupert Murdoch; Lucio A. Noto; John S. Reed; Carlos Slim Helu; and Stephen M. Wolf.

The Finance Committee monitors the financial condition of the Company and advises the Board with respect to financing needs, dividend policy, share repurchase programs and other financial matters. This committee met five times in 2000. The members of the committee are: Geoffrey C. Bible (chair);

Harold Brown; J. Dudley Fishburn; Robert E. R. Huntley; John D. Nichols; Lucio
A. Noto; John S. Reed; Carlos Slim Helu; and Louis C. Camilleri, the Company's chief financial officer.

The NOMINATING AND CORPORATE GOVERNANCE COMMITTEE, which consists entirely of non-employee directors, reviews the qualifications of candidates for director suggested by Board members, management, stockholders and others, considers the performance of incumbent directors in determining whether to nominate them for reelection and recommends to the Board a slate of nominees for election as directors. It advises the Board on all matters concerning corporate governance, to the extent these matters are not the responsibility of other committees, assesses the Board's performance, and makes recommendations to the Board on retirement policies for non-employee directors, the functions and duties of the committees of the Board, general Board practices and the Company's relations with its stockholders. This committee met three times in 2000. The members of the committee are: Harold Brown (chair); Elizabeth E. Bailey; Jane Evans; Billie Jean King; John D. Nichols; John S. Reed; Carlos Slim Helu and Stephen M. Wolf.

                           -----------------------

The Nominees

It is proposed that 13 directors, 12 of whom are non-employee directors, be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected. The Nominating and Corporate Governance Committee has recommended to the Board, and the Board has approved, the persons named below as management's nominees and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and was elected by the stockholders at the 2000 Annual Meeting. All nominees who served during 2000 attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which they served, except for Mr. Murdoch, due to illness.

Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the By-Laws to reduce the number of directors.

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   [PHOTO of          Elizabeth E. Bailey           Dr. Bailey assumed her present position in July 1991, having
    ELIZABETH                                       served from July 1990 to June 1991 as a professor of
    E. BAILEY]        John C. Hower Professor of    industrial administration at Carnegie-Mellon University and as
                      Public Policy &               a visiting scholar at the Yale School of Organization and
                      Management,                   Management. From 1983 to 1990, she was dean of the Graduate
                      The Wharton School of the     School of Industrial Administration of Carnegie- Mellon
                      University of                 University. Dr. Bailey serves as a director of the College
                      Pennsylvania,                 Retirement Equities Fund and CSX Corporation, and as a trustee
                      Philadelphia, PA              of The Brookings Institution, the National Bureau of Economic
                                                    Research and Bancroft NeuroHealth. She is a member of the
                      Director since 1989           Audit, Executive, Nominating and Corporate Governance, and
                                                    Public Affairs and Social Responsibility Committees.
                      Age: 62
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     [PHOTO OF        Geoffrey C. Bible             Employed by the Company continuously since 1976, Mr. Bible
      GEOFFREY                                      served Philip Morris International Inc. in various executive
      C. BIBLE]       Chairman of the Board and     capacities from 1976 to 1990, becoming its President and Chief
                      Chief Executive Officer       Executive Officer in 1987. He served as President and Chief
                                                    Administrative Officer of Kraft Foods, Inc., from 1990 to
                      Director since 1994           1991, Executive Vice President, International, of the Company
                                                    from 1991 to April 1993 and Executive Vice President,
                      Age: 63                       Worldwide Tobacco, from April 1993 to June 1994, when he
                                                    became President and Chief Executive Officer. He assumed his present position in February 1995. He is a director of The
                                                    News Corporation Limited, the New York Stock Exchange, Inc.,
                                                    and the Lincoln Center for the Performing Arts, Inc. Mr. Bible
                                                    is chair of the Executive and Finance Committees.

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

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     [PHOTO OF        Harold Brown                  Dr. Brown has been a partner of Warburg Pincus & Co. since
      HAROLD BROWN]                                 1990. Dr. Brown assumed his present position at the Center for
                      Partner, Warburg Pincus &     Strategic and International Studies in July 1992. Previously
                      Co., New York, NY, venture    and from 1984, he was chairman of the Foreign Policy Institute
                      capital firm; Counselor,      of the School of Advanced International Studies, The Johns
                      Center for Strategic and      Hopkins University. Dr. Brown is a director of Evergreen
                      International Studies,        Holdings, Inc., and Mattel, Inc.; and a trustee of the
                      Washington, DC                Trilateral Commission (North America) and the California
                                                    Institute of Technology. Dr. Brown is chair of the Nominating
                      Director since 1983           and Corporate Governance Committee and a member of the
                                                    Compensation, Corporate Employee Plans Investment, Finance,
                      Age: 73                       and Public Affairs and Social Responsibility Committees.
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     [PHOTO OF        Jane Evans                    Employed by GAMUT Interactive (formerly SmartTV) since April
      JANE EVANS]                                   1995, Ms. Evans assumed her present position in January 1997.
                      President and Chief           From 1991 to 1995 she served as vice president and general
                      Executive Officer, GAMUT      manager, Home & Personal Services Division of U.S. West
                      Interactive, Scottsdale,      Communications, Inc. Previously and from 1989, she was
                      AZ, portable interactivity    president and chief executive officer of the InterPacific
                      and electronic commerce       Retail Group. Ms. Evans serves as a director of
                                                    Georgia-Pacific Corporation, Hypercom Corporation, KB Home,
                      Director since 1981           Main Street and Main Incorporated, and PetsMart, Inc. She also serves on the Board of Trustees of Vanderbilt University. She
                      Age: 56                       is chair of the Committee on Public Affairs and Social
                                                    Responsibility and a member of the Corporate Employee Plans
                                                    Investment and Nominating and Corporate Governance Committees.
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[PHOTO OF             J. Dudley Fishburn            Mr. Fishburn was a Conservative Member of Parliament from 1988
 J. DUDLEY FISHBURN]                                to 1997 and also served as a Parliamentary private secretary
                      Director of Household         in the administrations of Prime Ministers Margaret Thatcher
                      International Inc. and        and John Major. Prior to entering Parliament, Mr. Fishburn was
                      Chairman of its British       executive editor of The Economist for nine years. Mr. Fishburn
                      subsidiary, HFC Bank plc.;    serves as a director of Cordiant Communications Group plc,
                      Treasurer of Britain's        Henderson Smaller Companies Investment Trust plc (UK), and
                      largest charity, the          Murray Emerging Economies Trust plc (UK). He is chairman of
                      National Trust; and           the trustees of the Open University in the United Kingdom, and
                      Associate Editor of The       a trustee of the Liver Research Trust and the Peabody Housing
                      Economist, United Kingdom     Association. Mr. Fishburn is a member of the Audit, Finance, and Public Affairs and Social Responsibility Committees.
                      Director since February
                      1999
                      Age: 54
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 [PHOTO OF ROBERT     Robert E. R. Huntley          Mr. Huntley retired as counsel to the law firm of Hunton &
   E. R. HUNTLEY]                                   Williams in December 1995, a position he had held since
                      Retired lawyer, educator      December 1988. Previously, Mr. Huntley had served as chairman,
                      and businessman               president and chief executive officer of Best Products Co.,
                                                    Inc., professor of law at Washington and Lee School of Law and
                      Director since 1976           president of Washington and Lee University. He is chair of the
                                                    Audit Committee and a member of the Compensation, Finance, and
                      Age: 71                       Public Affairs and Social Responsibility Committees.
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

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[PHOTO OF BILLIE  Billie Jean King            Ms. King is an internationaltennis champion with a record 20
 JEAN KING]                                   Wimbledon titles. She founded the Women's Tennis Association in
                  Director and Official       1973. In 1974, she founded the Women's Sports Foundation and
                  Spokesperson for WORLD      Women's Sports magazine. She is the co-founder and current
                  TEAMTENNIS                  director of WORLD TEAMTENNIS. She is on the board of directors for the Elton John AIDS Foundation, Women's Sports Legends,
                  Director since August 1999  Women's Sports Foundation and LevelEdge.com. She is on the
                                              advisory board of Voxxy. She is a member of the International
                  Age: 57                     Tennis Hall of Fame and the National Women's Hall of Fame. She
                                              is a member of the Nominating and Corporate Governance and
                                              Public Affairs and Social Responsibility Committees.

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[PHOTO OF         Rupert Murdoch              Mr. Murdoch became head of News Limited of Australia in 1954,
 RUPERT MURDOCH]                              and in 1959 assumed the position of chief executive of the
                  Chairman and Chief          subsequently formed parent company, The News Corporation
                  Executive of The News       Limited, the interests of which include Fox Entertainment
                  Corporation Limited, New    Group, Inc., Twentieth Century Fox Film Corporation and Fox
                  York, NY, publishing,       Broadcasting Company in the United States, and The Times and
                  motion pictures and         Sunday Times in the United Kingdom. He is a director of Fox
                  television                  Entertainment Group, Inc. and British Sky Broadcasting Group
                                              plc. Mr. Murdoch is a member of the Executive Committee.
                  Director since 1989
                  Age: 69

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[PHOTO OF         John D. Nichols             Mr. Nichols retired as chairman of Illinois Tool Works Inc. in
 JOHN D. NICHOLS]                             May 1996, a position he had held since 1986. He had been chief
                  Retired; formerly           executive officer from 1982 to September 1995. He serves as a
                  Chairman, Illinois Tool     director of Grand Eagle Companies Inc., Household International
                  Works Inc., Glenview, IL,   Corporation, Rockwell International, and Junior Achievement of
                  engineered components and   Chicago, as a trustee of the Art Institute of Chicago, the
                  industrial systems and      Chicago Community Trust, the Lyric Opera of Chicago, the Museum
                  consumables                 of Science and Industry, the Chicago Symphony Orchestra, and as
                                              a member of three visiting committees at Harvard University. He
                  Director since 1992         is chair of the Corporate Employee Plans Investment Committee and a member of the Finance, Nominating and Corporate
                  Age: 70                     Governance, and Public Affairs and Social Responsibility
                                              Committees.

-------------------------------------------------------------------------------------------------------------

 [PHOTO OF        Lucio A. Noto               Mr. Noto retired as vice chairman of Exxon Mobil Corporation on
  LUCIO A. NOTO]                              January 31, 2001, a position he had held since the merger of
                  Retired; formerly Vice      the Exxon and Mobil companies on November 30, 1999. Before the
                  Chairman of Exxon Mobil     merger, Mr. Noto was chairman of the board and chief executive
                  Corporation, Irving, TX,    officer of Mobil Corporation and chairman of its executive
                  oil, gas and                committee. Mr. Noto had been employed by Mobil continuously
                  petrochemicals              since 1962. Mr. Noto is a director of International Business
                                              Machines Corporation. He is a member of The Council of the
                  Director since 1998         United States and Italy (U.S. Chair), the Singapore- US
                                              Business Council (U.S. Chair) and the Trilateral Commission. He
                  Age: 62                     is a member of the Audit, Compensation, Executive, and Finance
                                              Committees.

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

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

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  [PHOTO OF           John S. Reed                  Mr. Reed retired from his position with Citigroup, Inc. in
   JOHN S. REED]                                    April 2000, a position he had held since 1998. Previously, he
                      Retired; formerly Chairman    had also been the Chairman of Citicorp and Citibank, N.A.
                      and Co-CEO, Citigroup,        since 1984. Mr. Reed had held numerous positions with
                      Inc., New York, NY            Citigroup and its predecessors and affiliates since 1965. Mr.
                                                    Reed serves as a director of Monsanto Company. He is also a
                      Director since 1975           member of the Corporation of the Massachusetts Institute of
                                                    Technology and a trustee of the Memorial Sloan-Kettering
                      Age: 62                       Cancer Center and the Center for Advanced Studies in
                                                    Behavioral Sciences. He is chair of the Compensation Committee and a member of the Audit, Corporate Employee Plans
                                                    Investment, Executive, Finance, and Nominating and Corporate
                                                    Governance Committees.

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[PHOTO OF             Carlos Slim Helu              Mr. Slim assumed his present position with Grupo Carso, S.A.
 CARLOS SLIM HELU]                                  de C.V. in October 1998. Previously and from January 1991, he
                      Chairman Emeritus of Grupo    was Chairman of the Board of Grupo Carso, S.A. de C.V. Mr.
                      Carso, S.A. de C.V.;          Slim also serves as Chairman of each of America Movil, S.A. de
                      Chairman of Telefonos de      C.V.; Grupo Financiero Inbursa, S.A. de C.V.; Cigatam S.A. de
                      Mexico, S.A. de C.V.; and     C.V.; Telcel, S.A. de C.V. de Mexico; Fundacion Telemex, A.C.;
                      Chairman of Grupo Carso       and Asociation Carso A.C. He also serves as Chairman Emeritus
                      Telecom, S.A. de S.V.,        of Inversora Bursatil, S.A. de C.V. He also serves as a
                      Mexico                        director of SBC Communications Inc. and Petroleos Mexicanos.
                                                    He is a member of the Corporate Employee Plans Investment,
                                                    Executive, Finance, and Nominating and Corporate Governance
                      Director since 1997           Committees.
                      Age: 61

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 [PHOTO OF            Stephen M. Wolf               Mr. Wolf assumed his present position in January 1996. He also
  STEPHEN M. WOLF]                                  served as Chief Executive Officer of US Airways Group, Inc.,
                      Chairman of US Airways        from January 1996 until November 1998, and he served as Chief
                      Group, Inc. and US            Executive Officer of US Airways, Inc. from January 1996 until
                      Airways, Inc., Arlington,     May 1998. Previously and from August 1994, he was senior
                      VA                            advisor in the investment banking firm of Lazard Freres & Co.
                                                    LLC. Previously and from 1987, he was chairman and chief
                      Director since 1993           executive officer of UAL Corporation and United Air Lines,
                                                    Inc. He serves as a director of R.R. Donnelley & Sons Company
                      Age: 59                       and as a trustee of Georgetown University and The Brookings
                                                    Institution and the Alzheimers Disease and Related Disorders
                                                    Foundation. He is a member of the Audit, Compensation,
                                                    Executive, Nominating and Corporate Governance, and Public
                                                    Affairs and Social Responsibility Committees.

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

Compensation of Directors

Directors who are full-time employees of the Company receive no additional compensation for services as a director. With respect to non-employee directors, the Company's philosophy is to provide competitive compensation and benefits necessary to attract and retain high-quality non-employee directors, to target director compensation at a level that is consistent with the Company's compensation objectives that are applicable to executive officers, and to encourage ownership of Company stock to further align their interests with those of shareholders.

During 2000, non-employee directors received an annual retainer of $40,000 and fees of $1,500 for each Board meeting attended, $1,000 ($2,500 for the chair) for each meeting attended of the Audit, Compensation, Corporate Employee Plans Investment, Executive, Finance, Nominating and Corporate Governance, and Public Affairs and Social Responsibility Committees, and $500 ($1,000 for the chair) for each other committee meeting attended. The chairs of the Audit and Compensation Committees received $10,000 annual retainers for additional services rendered in connection with committee chair responsibilities, while the other Board committee chairs received annual retainers of $5,000.

Pursuant to the 2000 Stock Compensation Plan for Non-Employee Directors, which was approved by stockholders at last year's annual meeting, each non-employee director receives an annual share distribution of that number of shares of Common Stock having an aggregate fair market value of $40,000 on the date of grant as well as an option to purchase the number of shares of Common Stock calculated by dividing $40,000 by the Black-Scholes value of each such option. These options have an exercise price equal to the fair market value of the Common Stock on the date of grant. Each eligible director received 1,811 shares of Common Stock and an option to purchase 9,639 shares of Common Stock on April 27, 2000.

A non-employee director may elect to defer the award of shares of Common Stock, meeting fees and all or part of the annual retainer. Deferred fee amounts are "credited" to an unfunded account and may be "invested" in eight "investment choices," including a Common Stock equivalent account. These "investment choices" parallel the investment options offered to employees under the Philip Morris Deferred Profit-Sharing Plan and determine the "earnings" that are credited for bookkeeping purposes to a director's account. Subject to certain restrictions, a director is permitted to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

Certain Relationships

A subsidiary of Philip Morris International Inc. participates in a Mexican cigarette joint venture with a subsidiary of Grupo Carso, S.A. de C.V. Mr. Slim is Chairman Emeritus of Grupo Carso.

Two subsidiaries of the Company entered into test marketing arrangements with GAMUT Interactive pursuant to which GAMUT Interactive was paid fees totaling approximately $250,000. Ms. Evans is the president and chief executive officer of GAMUT Interactive.

                         OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of Common Stock beneficially owned as of February 28, 2001, by each director, nominee for director, and executive officer named in the Summary Compensation Table and by the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer is less than 1% of the outstanding shares. The beneficial ownership of the directors and executive officers of the Company as a group is 1.02% of the outstanding shares.

                                                                Amount and
                                                                 Nature of
                                                                Beneficial
Name                                                          Ownership(1)(2)
----                                                          ---------------
Elizabeth E. Bailey.........................................           29,778
Geoffrey C. Bible...........................................        6,651,162
Harold Brown................................................           28,372
Louis C. Camilleri..........................................        1,471,462
Jane Evans..................................................           27,442
J. Dudley Fishburn..........................................            3,117
Robert E. R. Huntley........................................           41,672
Billie Jean King............................................           16,450
Rupert Murdoch..............................................           22,683
John D. Nichols.............................................           29,467
Lucio A. Noto...............................................           33,575
John S. Reed................................................           65,460
Carlos Slim Helu............................................        3,924,637
Michael E. Szymanczyk.......................................        1,138,160
Charles R. Wall.............................................        1,143,327
William H. Webb.............................................        1,828,858
Stephen M. Wolf.............................................           20,767
Group.......................................................       22,738,012

------------------------------------------------------

(1) Includes maximum number of shares subject to purchase before April 28, 2001 upon the exercise of stock options as follows: Dr. Bailey, 9,639; Mr. Bible, 5,710,839; Dr. Brown, 9,639; Mr. Camilleri, 1,310,190; Ms. Evans, 9,639; Mr.
Huntley, 9,639; Ms. King, 9,639; Mr. Murdoch, 9,639; Mr. Nichols, 9,639; Mr. Noto, 9,639; Mr. Reed, 9,639; Mr. Slim, 9,639; Mr. Szymanczyk, 997,190; Mr.
Wall, 996,100; Mr. Webb, 1,586,207; and Mr. Wolf, 9,639; and group, 15,956,840.
Also includes shares of restricted Common Stock as follows: Mr. Bible, 656,640; Mr. Camilleri, 146,390; Mr. Szymanczyk, 136,060; Mr. Wall, 132,050; and Mr. Webb, 186,839; and group, 1,657,949.

(2) Includes 17,724 shares as to which beneficial ownership is disclaimed as follows: Mr. Nichols, 2,400 (shares held by children); Mr. Noto, 15,314 (shares held by spouse and daughter); and Mr. Szymanczyk, 10 (shares held by son). Also includes 3,911,000 shares as to which Mr. Slim shares voting and/or investment power with others and has disclaimed beneficial ownership except to the extent of his pecuniary interest therein. Also includes 42,558 additional shares as to which voting and/or investment power is shared with or controlled by another person and as to which beneficial ownership is not disclaimed, as follows: Mr. Bible, 20,000 (shares held by spouse); Dr. Brown, 18,733 (shares held in a trust); Mr. Camilleri, 225 (shares held by spouse); Mr. Huntley, 3,600 (shares held in joint tenancy); Mr. Noto, 2,058 (shares held in joint tenancy); and others in group, 28,221 (shares held in joint tenancy).

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock.

                                                                                    Percent of
                                                                                   Common Stock
Name and Address                                            Number of Shares      Outstanding on
of Beneficial Owner                                        Beneficially Owned    February 28, 2001
-------------------                                        ------------------    -----------------
FMR Corp(1)..............................................     168,653,656              7.644%
82 Devonshire Street
Boston, MA 02109

------------

(1) According to Schedule 13G, dated February 14, 2001, filed with the Securities and Exchange Commission jointly by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson, Mr. Johnson is chairman and Ms. Johnson is a director of FMR Corp. and may be deemed to be members of a controlling group with respect to FMR Corp. The Schedule 13G indicates that at December 31, 2000, (i) Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 157,303,380 shares of Common Stock in its capacity as investment adviser to various registered investment companies (the "Fidelity Funds") (the power to vote such shares resides solely with the boards of trustees of the Fidelity Funds, while the power to dispose of such shares resides with Mr. Johnson, FMR Corp., Fidelity and the Fidelity Funds); (ii) Fidelity Management Trust Company, a bank that is wholly-owned by FMR Corp., was the beneficial owner of 8,842,958 shares of Common Stock; and (iii) Fidelity International Limited, an investment adviser of which Mr. Johnson is chairman but which is managed independently from FMR Corp., was the beneficial owner of 2,485,699 shares of Common Stock. FMR Corp. and Fidelity International Limited each disclaim beneficial ownership of Common Stock beneficially owned by the other.

                             EXECUTIVE COMPENSATION

Comparison of Five-Year Cumulative Total Return

The following graph compares the cumulative total shareholder return on the Company's Common Stock for the last five years with the cumulative total return for the same period of the S&P 500 Index and the peer group index. The graph assumes the investment of $100 in the Company's Common Stock and each of the indices on December 31, 1995, and reinvestment of all dividends on a quarterly basis.

The Company's executive compensation program is based on financial and strategic results as discussed in the Compensation Committee Report on Executive Compensation.

         EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Comparison of Five-Year Cumulative Total Shareholder Return

Date                                         Philip Morris    S&P 500    Philip Morris Peer Group(1)
----                                         -------------    -------    ----------------------------
December 1995..............................     $100.00       $100.00              $100.00
December 1996..............................     $130.94       $122.90              $122.65
December 1997..............................     $163.36       $163.85              $167.16
December 1998..............................     $200.49       $210.58              $187.76
December 1999..............................     $ 91.33       $254.83              $170.02
December 2000..............................     $187.43       $231.62              $183.59

* Nabisco Group Holdings Corp. and Bestfoods were excluded from this year's peer group because those companies were acquired during 2000 and are no longer publicly traded.

(1) The peer group consists of the following companies that are competitors of the Company's operating subsidiaries or that have been selected on the basis of size, international focus, and industry leadership: Anheuser-Busch Companies, Inc., B.A.T. Industries, Campbell Soup Company, The Coca-Cola Company, ConAgra, Inc., General Mills, Inc., Gillette Co., H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, Nestle, Inc., PepsiCo, Inc., Procter & Gamble Company, The Quaker Oats Company, RJ Reynolds Tobacco Holdings Inc., Sara Lee Corporation, Unilever N.V., and UST, Inc.

Compensation Committee Report on Executive Compensation

To Our Stockholders:

The Compensation Committee is responsible for administering total compensation programs that are designed to:

-  Support the Company's efforts to develop world-class leaders;

- Match the Company's compensation plans to its business strategies, as well as to the external environment;

- Maximize profitability through growth and efficiency, while appropriately balancing the short-term and long-term goals of the Company;

- Emphasize the relationship between pay and performance by placing a significant portion of compensation at risk and subject to the achievement of financial goals and other critical objectives; and

- Align the interests of managers with those of stockholders through the use of equity-based incentive awards that link a significant portion of compensation to stock performance.

For purposes of benchmarking market practice with respect to compensation paid to its executive officers, the Company compares its practices to the compensation practices of a "Compensation Survey Group." Companies were selected for this group primarily because they compete with the Company for executive talent and have executive positions similar in breadth, complexity, and scope of responsibility to those of the Company. The Compensation Survey Group is a broader, more diverse group of companies than those included in the peer group index in the performance graph on page 10 of this proxy statement.

2000 was a year in which participants in the incentive compensation program generally achieved or exceeded their performance goals. It was a year in which the Company significantly expanded the portfolio of products in its food business by acquiring all of the outstanding shares of Nabisco Holdings Corp. at an aggregate cost of approximately $19.2 billion, including assumed debt. It was also a year in which the Company met its earnings per share growth target, and it was a year in which the Company's stock price outperformed the S&P 500 and the Company's peer group index by 101% and 65%, respectively.

Despite these successes, it is expected that the Company will continue to face significant legal and societal challenges in addition to its usual business challenges. In order to continue the Company's success in this environment, the Committee recognized that it was important to take actions and have compensation programs that clearly underline its intention to meet these current challenges and to attract, retain, and motivate the leadership necessary to navigate them successfully.

The Committee considered the following with respect to the actions taken during 2000 regarding the Company's compensation programs:

- the financial performance of the Company compared with its annual and long-term goals, as measured by adjusted net income, cumulative adjusted net income earnings per share growth, return on equity, volume growth, cost reductions and implementation of strategic initiatives, as well as relevant financial comparisons to companies within the performance peer group and Compensation Survey Group, such as total shareholder return and net income growth;

-  the current legal and societal challenges;

-  the hostile environment surrounding the tobacco industry; and

- the size and complexity of the Company compared with companies in the Compensation Survey Group.

Based on its evaluation of these factors, the Committee determined that it was appropriate to target a total compensation pay objective within the fourth or top quartile of the Compensation Survey group. Based on the most recent information available, total compensation for the executive officer group ranked within the third quartile relative to the Compensation Survey Group. To achieve a further correlation between executive compensation and performance, approximately three-fourths of the compensation awarded to the executive officer group in 2000 was at-risk incentive compensation directly related to the performance of the Company and its business units. This includes annual cash bonuses and long-term stock and cash awards. By design, the majority of executive officers' at-risk compensation consists of equity-based compensation.

Base Salary

Base salary is determined using a qualitative evaluation of a variety of factors, including level of responsibility within the organization, tenure, prior experience, individual performance, and a comparison to salaries paid for comparable positions within the Compensation Survey Group.

Annual Incentives

Annual incentive payments are provided to senior executives and middle-management employees. Early in 2000, the Committee approved a compensation formula based upon the achievement of adjusted net income results to determine the annual incentive awards for those officers (the "covered officers") whose compensation is subject to the deductibility limitations of
Section 162(m) of the Internal Revenue Code. For the remaining participants, the annual incentive payments for 2000 were based upon a qualitative evaluation of corporate and/or business unit performance and an assessment of individual performance. Specific weights were not assigned to the factors considered. At the corporate level, the performance factors include cash flow, net income, and earnings per share as measured against both the prior year and the annual business plan. An evaluation of the Company's performance against certain strategic measures such as response to the business, regulatory and litigation environment, portfolio management, diversity and leadership development was also made. At the business unit level, the performance factors included operating income, volume, cash flow and strategic measures, which were evaluated against the prior year and the annual business plan.

In 2000, targeted adjusted net income levels were achieved and the covered officers received awards consistent with such financial performance. For the other corporate participants, targeted goals were generally achieved, and bonuses were awarded accordingly. Performance varied across the business units, and bonuses were awarded at or above target levels, accordingly.

Long-Term Incentives

The Company's 2000 Performance Incentive Plan (the "2000 Plan"), which was approved by stockholders at last year's annual meeting, provides for the grant to salaried employees of stock options, stock appreciation rights, restricted stock, and other awards based on Common Stock, as well as performance-based annual and long-term incentive awards.

- Stock Options. In 2000, the Committee targeted its annual stock option award guidelines at the 55th percentile of the Compensation Survey Group. The size of actual stock option awards was adjusted upward or downward based on a subjective evaluation of each participant's contribution and potential.

- Building Share Ownership. Stock options awarded to the Company's most senior executives have an Executive Ownership Stock Option ("EOSO") feature. The EOSO promotes the earlier exercise of stock options and the retention of Company shares, thereby encouraging executives to build their stock ownership in the Company. An EOSO is granted when an eligible executive exercises an option when the stock price has appreciated at least 20% above the option grant price, and the executive pays the option price using shares of Common Stock that have been owned for at least six months. The EOSO is granted for the number of shares used to pay the exercise price of the underlying option and related withholding taxes, has an exercise price equal to the market price of the Common Stock tendered, has a term limited to the remaining term of the original option and vests six months from the date of grant. The executive is required to hold the net new shares received upon exercise for one year or the related EOSO grant is forfeited.

- Long-Term Performance Awards. A three-year long-term performance cycle under the predecessor to the 2000 Plan concluded on December 31, 2000. Awards to the covered officers for the three-year cycle were payable in cash and based on a formula tied to the achievement of cumulative net income during that period. Awards payable to other executives were paid in cash based on a qualitative evaluation of individual business unit performance relative to the strategic plan and on an assessment of individual performance. The performance factors varied by business unit and included quantitative financial measures such as income from operations, cash flow, volume, and return on assets, and strategic measures such as market share, portfolio management, diversity, and management development. No specific weights were assigned to the factors considered; however, the individual performance factor was limited to an adjustment of plus or minus 25%. Performance varied across the business units, and long-term awards were awarded at or above target levels, accordingly. Beginning in January 2001, a new, three-year, long-term performance cycle commenced based on performance measures similar to those used in the recently completed cycle, with awards scheduled to be paid in 2004 after completion of the three-year cycle in 2003.

Compensation of the Chairman of the Board and Chief Executive Officer

Mr. Bible's base salary did not increase in 2000. His salary ranks in the fourth or top quartile of base salaries paid to chief executive officers in the Compensation Survey Group.

In addition to base salary, Mr. Bible earned an annual incentive award for 2000 in accordance with the formula established at the beginning of the year, which was applicable to all covered officers. Based on the most recent data available, Mr. Bible's bonus ranks in the fourth quartile of bonuses paid to the chief executive officers in the Compensation Survey Group.

According to the most recent data available, Mr. Bible's 2000 total cash compensation (2000 base salary plus annual incentive) ranks within the fourth quartile of total compensation paid to chief executive officers in the Compensation Survey Group.

In 2000, the Committee awarded Mr. Bible a non-qualified stock option on 1,171,400 shares with an exercise price per share equal to the fair market value of the Common Stock on the date of grant. The option vested one year after the date of grant. The primary factors considered in determining Mr. Bible's annual incentive award and his stock option grant were his performance with respect to the achievement of key strategic, financial, and leadership development objectives, including his efforts to ensure that senior executive succession plans are in place. In addition, the desire to maintain an equitable position for Mr. Bible comparable to that of other chief executive officers in the Compensation Survey Group was also considered.

Mr. Bible also received an award under the recently completed three-year long-term performance cycle in accordance with the formula established at the beginning of 1998 and which is applicable to all covered officers. Mr. Bible's long-term incentive compensation opportunity (including the expected value of stock options granted in 2000) ranks within the second quartile of awards made to chief executive officers of the Compensation Survey Group.

The Committee also approved an enhancement to Mr. Bible's age 65 annual pension benefit, which is in addition to the retirement benefits earned by Mr. Bible under the Company's retirement plans and his individual supplemental retirement agreement. The enhancement is intended to reward Mr. Bible for putting top executive succession plans in place, leading the Company in resolving its legal and regulatory challenges, and leading the development of key business strategies. Accordingly, Mr. Bible will receive an additional annual retirement benefit of $1,507,506, following his retirement at age 65.

According to the most recent data available, Mr. Bible's total compensation (2000 total cash compensation plus all long-term incentive compensation) ranks in the third quartile of total compensation paid to chief executive officers in the Compensation Survey Group.

Policy With Respect to Qualifying Compensation for Deductibility and Other
Matters

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the annual tax-deductible compensation paid to a covered officer. However, the limitation does not apply to performance-based compensation, provided that certain conditions are satisfied. Annual and long-term incentive awards to covered officers for 2000 were subject to, and made in accordance with, performance-based compensation arrangements previously implemented by the Company in order to comply with Section 162(m).

The Company's policy is generally to preserve the federal income tax deductibility of compensation paid. Accordingly, the Company has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive, long-term performance, restricted stock, and stock option awards. However, notwithstanding the Company's general policy, the Committee has authorized, and will continue to retain the authority to authorize, payments that may not be deductible if it believes that it is in the best interests of the Company and its shareholders. The Committee determined, after an analysis of competitive practices and a thorough review of the alternatives, that it was appropriate to continue to pay Mr. Bible a base salary in excess of $1,000,000. This action will cause a portion of his compensation to exceed the $1,000,000 deductibility limit. Certain other elements of annual compensation, such as perquisites, certain restricted stock and cash dividends thereon, payments related to reducing unfunded retirement benefits, tax reimbursements and income resulting from payments made pursuant to plans that do not discriminate in favor of executive officers, may cause a portion of the covered officers' income to exceed the deductibility limit.

Compensation Committee:

John S. Reed, Chair
Harold Brown
Robert E. R. Huntley
Lucio A. Noto
Stephen M. Wolf

Summary Compensation Table

                                                                                         Long-Term Compensation
                                                                                  ------------------------------------
                                              Annual Compensation                         Awards              Payouts
                                 ----------------------------------------------   -----------------------    ---------
                                                                                  Restricted   Securities
                                                                 Other Annual       Stock      Underlying
Name and Principal Position      Year    Salary     Bonus(1)    Compensation(2)   Awards(3)     Options        LTIP
---------------------------      ----   ---------   ---------   ---------------   ----------   ----------    ---------
                                            $           $              $              $           SHS            $
Geoffrey C. Bible..............  2000   1,750,000   3,000,000       461,278             -0-    1,438,967(5)  8,200,000
 Chairman of the Board and       1999   1,625,000   4,400,000       293,940       6,476,650    1,028,685           -0-
 Chief Executive Officer         1998   1,500,000   3,500,000       350,861             -0-      400,000           -0-

Louis C. Camilleri.............  2000     906,667   1,750,000        18,146             -0-      468,600     3,997,900
 Senior Vice President and       1999     806,667   1,760,000         8,993         985,788      387,500           -0-
 Chief Financial Officer         1998     705,000   1,000,000        16,872       2,452,788      171,100           -0-

Michael E. Szymanczyk..........  2000     781,667   1,650,000        16,745             -0-      374,900     3,564,100
 President and Chief Executive   1999     688,333   1,368,000        14,048         766,275      300,000           -0-
 Officer, Philip Morris          1998     601,667     750,000        18,756       2,417,125      131,600           -0-
 Incorporated

Charles R. Wall(6).............  2000     725,417     950,000        31,364             -0-      335,000     3,020,200
 Senior Vice President and
 General Counsel

William H. Webb................  2000     950,000   1,900,000       167,599             -0-      493,973(5)  4,408,300
 Chief Operating Officer         1999     875,000   1,760,000       132,297         985,788      303,750           -0-
                                 1998     808,333   1,000,000       205,314             -0-      197,400           -0-


                                    All Other
Name and Principal Position      Compensation(4)
---------------------------      ---------------
                                        $
Geoffrey C. Bible..............      262,500
 Chairman of the Board and           243,750
 Chief Executive Officer             225,000

Louis C. Camilleri.............      136,000
 Senior Vice President and           121,000
 Chief Financial Officer             105,750

Michael E. Szymanczyk..........      117,250
 President and Chief Executive       103,250
 Officer, Philip Morris               90,250
 Incorporated

Charles R. Wall(6).............      108,813
 Senior Vice President and
 General Counsel

William H. Webb................      142,500
 Chief Operating Officer             131,250
                                     121,250

------------

(1) 1999 bonuses included a special one-time cash bonus.

(2) Includes reimbursement for taxes on a portion of the earnings on assets held in trust of individual officers. These trust assets offset amounts, otherwise payable by the Company, for vested benefits under supplemental retirement plans and are not intended to increase total promised benefits.

(3) On December 29, 2000, the final day of trading in 2000, each of the named executive officers held shares of restricted stock, with a value at such date as follows: Mr. Bible, 620,960 shares, $27,322,240; Mr. Camilleri, 146,390 shares, $6,441,160; Mr. Szymanczyk, 136,060 shares, $5,986,640; Mr. Wall, 132,050 shares, $5,810,200; and Mr. Webb, 172,390 shares, $7,585,160.

(4) The amounts in this column consist of allocations to defined contribution plans.

The Company provides funding for individual trusts for covered officers and certain other employees with vested accrued benefits under non-qualified supplemental retirement plans. During 2000, the following amounts, less applicable tax withholding, were deposited in individual trusts for the named executive officers to provide funding for allocations to the Company's supplemental defined contribution plans for prior years (previously reported as All Other Compensation), and for earnings through May 31, 2000 on such allocations: Mr. Bible, $0; Mr. Camilleri, $87,552; Mr. Szymanczyk, $70,750; Mr. Wall, $130,836; and Mr. Webb, $114,091. The funding of these amounts is not intended to increase total promised benefits.

(5) Includes EOSOs for Mr. Bible of 267,567 shares and Mr. Webb of 25,373 shares granted in connection with the exercise of other options. An EOSO does not become exercisable until six months following its grant and is subject to forfeiture if the executive does not hold the net option shares giving rise to the grant for a period of one year following exercise of the underlying option.

(6) Mr. Wall was promoted to his current position in 2000.

2000 Option Grants

                                         Percent of
                          Number of        Total
                            Shares      Options/SARS
                          Underlying     Granted to                                  Grant Date     Value at
                         Options/SARS   Employees in   Exercise      Expiration       Present     December 29,
Name                       Granted      Fiscal Year     Price         Date(1)         Value(2)      2000(3)
----                     ------------   ------------   --------   ----------------   ----------   ------------
Geoffrey C. Bible......   1,171,400         2.86%      $21.3438   January 26, 2010   $3,741,452   $26,539,473
                            267,567(4)      0.65%       33.0938   June 28, 2004       1,798,023     2,918,139
Louis C. Camilleri.....     468,600         1.14%       21.3438   January 26, 2010    1,496,708    10,616,695
Michael E.
  Szymanczyk...........     374,900         0.91%       21.3438   January 26, 2010    1,197,431     8,493,809
Charles R. Wall........     335,000         0.82%       21.3438   January 26, 2010    1,069,990     7,589,827
William H. Webb........     468,600         1.14%       21.3438   January 26, 2010    1,496,708    10,616,695
                             25,373(4)      0.06%       36.1563   June 27, 2005         194,992       199,018

------------
(1) Options that expire on January 26, 2010 are not exercisable until one year after the date of grant.

(2) In accordance with the Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange-traded options. However, stock options granted by the Company are long-term, non-transferable and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option. In calculating the grant-date present values set forth in the table, the volatility was based on the monthly closing stock prices and dividends for the five-year period preceding the grant dates, the dividend yield was based on an annual dividend rate of $1.92 per share (the dividend rate in effect at the time the options were granted), the risk-free rate of return was fixed at the rate for a five-year U.S. Treasury Note for the month of grant as reported in the Federal Reserve Statistic Release H.15(159), and an estimated time period equal to the lesser of the option term or five years was used. The following assumptions were used in the table:

                        Black-Scholes Model Assumptions
--------------------------------------------------------------------------------

                                                                      Risk-Free
                                                           Dividend    Rate of
Stock Option Grant         Expiration Date    Volatility    Yield      Return     Time Period
------------------         ----------------   ----------   --------   ---------   -----------
January 26, 2000 (annual)  January 26, 2010      31.7%       9.00%      6.58%      5.0 years
Geoffrey C. Bible (EOSO)   June 28, 2004         35.3%       6.41%      5.83%      3.7 years
William H. Webb (EOSO)     June 27, 2005         33.3%       5.86%      5.79%      4.7 years

Consequently, the grant-date present values set forth in the table are only theoretical values and may not accurately represent present value. The actual value, if any, an optionee will realize will depend on the excess of market value of the Common Stock over the exercise price on the date the option is exercised.

(3) Based on the closing price of the Common Stock of $44 on December 29, 2000, the final day of trading in 2000.

(4) Represents EOSOs granted in connection with the exercise of other options. An EOSO does not become exercisable until six months following its grant and is subject to forfeiture if the executive does not hold the net option shares giving rise to the grant for a period of one year following exercise of the underlying option.

2000 Option Exercises and Year-End Values

                             Number
                            of Shares                 Total Number of Shares
                            Acquired                  Underlying Unexercised       Total Value of Unexercised
                               on         Value           Options Held at         in-the-Money Options Held at
                            Exercise     Realized        December 31, 2000            December 31, 2000(1)
                            ---------   ----------  ---------------------------   -----------------------------
Name                                                Exercisable   Unexercisable   Exercisable    Unexercisable
----                                                -----------   -------------   ------------   --------------
Geoffrey C. Bible.........   325,768    $3,722,580   4,271,872      1,688,967     $41,055,831     $30,457,684
Louis C. Camilleri........         0             0     841,590        698,350       5,657,896      11,535,719
Michael E. Szymanczyk.....         0             0     604,290        560,900       4,272,739       9,329,703
Charles R. Wall...........         0             0     631,100        515,000       2,749,600       8,309,844
William H. Webb...........    29,766       333,937   1,042,607        586,350       6,810,111      11,087,719

------------

(1) Based on the closing price of the Common Stock of $44 on December 29, 2000, the final day of trading in 2000.

Pension Plan Table--Philip Morris Retirement Plan

 Five-Year
  Average                             Years of Service(1)
   Annual      -----------------------------------------------------------------
Compensation     10        15         20          25          30          35
------------   -------   -------   ---------   ---------   ---------   ---------
 $1,000,000     86,942   260,825     347,767     434,709     521,651     608,593
  1,250,000    108,817   326,450     435,267     544,084     652,901     761,718
  1,500,000    130,692   392,075     522,767     653,459     784,151     914,843
  1,750,000    152,567   457,700     610,267     762,834     915,401   1,067,968
  2,000,000    174,442   523,325     697,767     872,209   1,046,651   1,221,093
  2,250,000    196,317   588,950     785,267     981,584   1,177,901   1,374,218
  2,500,000    218,192   654,575     872,767   1,090,959   1,309,151   1,527,343
  2,750,000    240,067   720,200     960,267   1,200,334   1,440,401   1,680,468
  3,000,000    261,942   785,825   1,047,767   1,309,709   1,571,651   1,833,593
  3,250,000    283,817   851,450   1,135,267   1,419,084   1,702,901   1,986,718
  3,500,000    305,692   917,075   1,222,767   1,528,459   1,834,151   2,139,843
  3,750,000    327,567   982,700   1,310,267   1,637,834   1,965,401   2,292,968

------------

(1) At February 1, 2001, Messrs. Bible, Camilleri, Szymanczyk, Wall, and Webb had accredited service of 30, 22, 10, 11, and 35 years, respectively.

Messrs. Bible, Camilleri, Szymanczyk, Wall, and Webb participate in the tax-qualified Philip Morris Salaried Employees Retirement Plan and one or more supplemental non-qualified pension plans (collectively, the "Retirement Plan"). The Retirement Plan is a non-contributory plan maintained for the benefit of certain employees of the Company. The Retirement Plan provides for fixed retirement benefits in relation to the participant's years of accredited service, five-year average annual compensation (the highest average annual compensation during any period of five consecutive years out of ten years preceding retirement) and applicable Social Security covered compensation amount. Allowances are payable upon retirement at the normal retirement age of 65 and at earlier ages. Compensation includes the amount shown as annual salary and bonus (excluding the special bonus paid in 2000) in the Summary Compensation Table. At December 31, 2000, five-year average annual compensation for Mr. Bible was $3,712,500; Mr. Camilleri, $1,498,395; Mr. Szymanczyk, $1,179,863; Mr. Wall,
$1,136,750; and Mr. Webb, $1,642,551. However, a participant with more than 35 years of accredited service is limited to the greater of a full retirement allowance based upon 35 years of service and five-year average compensation, including annual bonus awards, or a full retirement allowance based on all service and five-year average compensation, excluding such awards.

Examples of annual retirement allowances payable under the Retirement Plan are set forth in the above table. The examples, which assume retirement at the normal retirement age of 65, are based upon the Social Security covered compensation amount in effect for an employee attaining age 65 in calendar year 2001. Mr. Szymanczyk is also eligible for benefits under the Kraft Foods Retirement Plans. At his current annual salary, upon retirement at age 65, he would receive, in addition to the retirement allowances payable to him under the Retirement Plan, an annual benefit of $53,000. During the year 2000, the Compensation Committee decided to provide Mr. Bible with an additional annual retirement benefit of $1,507,506, payable as a 100% joint and survivor annuity. This benefit supplements the amount payable under the Retirement Plan. It is provided to reward Mr. Bible for putting top executive succession plans in place, leading the Company in resolving its legal and regulatory challenges and leading the development of key business strategies. Messrs. Bible and Camilleri are also eligible for benefits under one or more pension plans of other Company subsidiaries. These benefits offset and are not in addition to benefits provided under the Philip Morris Retirement Plan. The Company provides funding payments that may be used for individual trusts for covered officers and certain other employees with vested accrued benefits under non-qualified supplemental retirement plans. During 2000, the following amounts, less applicable tax withholding, were deposited in individual trusts for the named executive officers with respect to the present value of projected benefits expected to be earned through July 1, 2001, under the Philip Morris supplemental pension plans:
Mr. Bible, $15,000,000 (including the $1,507,506 special enhancement); Mr. Camilleri, $196,454; Mr. Szymanczyk, $160,788 (includes benefits payable under a Kraft Foods supplemental pension plan); Mr. Wall, $1,171,612; and Mr. Webb, $940,559. These amounts offset benefits otherwise payable by the Company at retirement and are not intended to increase total promised benefits.

Employment Contracts, Termination of Employment and Change of Control
Arrangements

The Company has entered into change of control employment agreements with each of its officer-directors and each of its other executive officers, including those named in the Summary Compensation Table. The agreements provide that, if the executive is terminated other than for cause within three years after a change of control of the Company or if the executive terminates his or her employment for good reason within such three-year period or voluntarily during the thirty-day period following the first anniversary of the change of control, the executive is entitled to receive a lump-sum severance payment equal to two and one-half times the sum of base salary and highest annual bonus, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive for any excise taxes imposed upon payments under the agreement.

                            AUDIT COMMITTEE MATTERS

Upon the recommendation of the Audit Committee and in compliance with regulations of the New York Stock Exchange, the Board has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings (including the need for meetings in executive session) and the responsibilities of the Audit Committee. The Audit Committee Charter is set forth in Exhibit A to this proxy statement.

In addition, in accordance with regulations of the Securities and Exchange Commission, the Audit Committee has issued the following report.

Audit Committee Report for the Year Ended December 31, 2000

To Our Stockholders:

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. On behalf of the Board of Directors, the Audit Committee monitors the Company's financial reporting processes and systems of internal control, the independence and the performance of the independent accountants, and the performance of the internal auditors.

Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee has discussed with the independent accountants their evaluation of the accounting principles, practices and judgments applied by management, and the Committee has discussed any items required to be communicated to it by the independent accountants in accordance with standards established by the American Institute of Certified Public Accountants.

The Audit Committee has received from the independent accountants a letter describing any relationships with the Company that may bear on their independence and has discussed with the independent accountants the accountants' independence from the Company and its management. The Committee has reviewed the audit fees of the independent accountants. It has also reviewed non-audit services and fees to assure compliance with the Company's and the Committee's policies restricting the independent accountants from performing services that might impair their independence.

The Audit Committee discussed with the Company's internal auditors and independent accountants the overall scope of and plans for their respective audits. The Committee has met with the internal auditors and the independent accountants, separately and together, with and without management present, to discuss the Company's financial reporting processes and internal controls. The Committee has reviewed significant audit findings prepared by the independent accountants and those prepared by the internal auditors, together with management's responses.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

Audit Committee

Robert E.R. Huntley, Chair
Elizabeth E. Bailey
J. Dudley Fishburn
Lucio A. Noto
John S. Reed
Stephen M. Wolf

Independent Accountants' Fees

Audit Fees

Aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") in connection with (i) the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2000, including statutory audits of the financial statements of the Company's affiliates that are relied on in performance of the audit of the Company's consolidated financial statements, and
(ii) the limited reviews of the Company's unaudited condensed consolidated interim financial statements as of September 30, 2000, June 30, 2000, and March 31, 2000 were $14.3 million.

Financial Information Systems Design and Implementation Fees

During the year ended December 31, 2000, PricewaterhouseCoopers rendered no professional services to the Company in connection with the design and implementation of financial information systems.

All Other Fees

In addition to the fees described above, aggregate fees, including out-of-pocket expenses, of $29.3 million were paid to PricewaterhouseCoopers during the year ended December 31, 2000, primarily for the following professional services: tax-related services ($19.6 million); due diligence for acquisitions ($4.1 million); audit of Nabisco, Inc. financial statements ($2.5 million); and other non-recurring audit services ($2.7 million).

                      Selection of Independent Accountants

Upon the recommendation of the Audit Committee and subject to stockholder approval, the Board has retained PricewaterhouseCoopers as the Company's independent accountants for the fiscal year ending December 31, 2001. In recommending to the Board that PricewaterhouseCoopers be retained as the Company's independent accountants, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers was compatible with maintaining PricewaterhouseCoopers' independence and concluded that it was. PricewaterhouseCoopers and its predecessors have been the independent accountants of the Company since 1933. A representative of PricewaterhouseCoopers will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so.

The Board recommends a vote FOR the selection of PricewaterhouseCoopers.

                             STOCKHOLDER PROPOSALS

                    PROPOSAL 1--Environmental Tobacco Smoke

The Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, New Jersey 07961, claiming beneficial ownership of 300 shares of Common Stock, together with two co-proponents, submitted the proposal set forth below. The names, addresses and shareholdings of the co-proponents will be furnished upon written request made to the Secretary of the Company.

"WHEREAS-in the most rigorous study to date researchers discovered breathing in other people's cigarette smoke makes non-smokers 82% more likely to suffer a stroke. It also increases the risk of heart disease, heart attack, lung and breast cancer, and breathing-related diseases (Tobacco Control, August, 1999; The Milwaukee Journal Sentinel, August 18, 1999).

-- A December, 1999 study by The Journal of the National Cancer Institute showed women who lived with smokers were 2.6 to 6 times as likely to develop lung cancer as those who did not live with smokers.

-- In May, 2000 the National Institute of Environmental Health Sciences formally added to its list of "known human carcinogens" directly inhaled tobacco smoke;

-- The Wall Street Journal (April, 1998) noted: in its effort "to keep reports about secondhand smoke from mushrooming, the tobacco industry mobilized a counterattack in the mid-1980s to systematically discredit any researcher claiming perils from passive smoke." This included a 1994 massive ad campaign geared to show "that the statistical techniques used by the EPA are suspect and that the studies aren't statistically powerful enough to reveal any risk of tobacco smoke at the levels encountered by nonsmokers" (WSJ, June 29, 1994).

-- The Washington Post reported (May 9, 1997): "Tobacco giant Philip Morris systematically wooed scientists who might help the company counter the growing consensus on the health risks of secondhand tobacco smoke and "keep the controversy alive,' according to a 1988 internal tobacco company document."

-- After a massive challenge by the tobacco industry to discredit the 1993 EPA study linking environmental smoke to tobacco, Business Week noted: "On July 17, in the heart of tobacco country, U.S. District Court Judge William L. Osteen Sr. threw out" the study. Philip Moris [sic] said the ruling
    "supports our view that. . . . the enactment of severe smoking restrictions is not justified." This was declared despite the fact that the company's own director of applied research from 1976-1984 said that carcinogens called nitrosamines "were the most significant risk in lung cancer both among smokers and among nonsmokers."

RESOLVED: shareholders request the Company find appropriate mechanisms to develop and implement a continuing program to warn persons who smoke, who are exposed to ETS and who are responsible for minors who are exposed to ETS from the Company's products, that tobacco smoke is hazardous to nonsmokers and specify the nature of the hazards.

                              Supporting Statement

In the Master Settlement Agreement reached with 46 State Attorneys General, our Company agreed to tell the truth about dangers arising from use of our products. If you agree the time to do this regarding ETS is now, please vote "yes" for this resolution."

The Board recommends a vote AGAINST this proposal.

The policy of both Philip Morris U.S.A., our domestic tobacco company, and Philip Morris International, our international tobacco company, is to defer to the judgment of public health authorities as to the text of health warning messages that will best serve the public interest, including messages about exposure to environmental tobacco smoke (ETS). We support the dissemination of information from public health authorities regarding the reported health risks of ETS and have taken steps to provide such information to the public.

For example, the web sites of Philip Morris U.S.A. and Philip Morris International state:

     Government agencies have concluded that ETS causes disease--including lung cancer and heart disease--in nonsmokers. We recognize and accept that many people have health concerns regarding ETS. In addition, because of concerns relating to conditions such as asthma and respiratory infections, we believe that particular care should be exercised where children are concerned, and that smokers who have children--particularly young ones--should seek to minimize their exposure to ETS.

The web sites also provide direct links to studies by the U.S. Environmental Protection Agency, the International Agency for Research on Cancer and other public health authorities, all of which conclude that ETS exposure poses health risks to nonsmokers. More information on ETS can be found on Philip Morris U.S.A.'s web site at www.philipmorrisusa.com, and Philip Morris International's web site at www.pmintl.com.

Philip Morris U.S.A. has set up a toll-free telephone number and distributes to callers brochures containing the health issues portions of its web site.

Consistent with its policy of deference regarding health warning messages, Philip Morris U.S.A. also supports legislation establishing a broad regulatory framework that includes authorizing the Food and Drug Administration to revise the text of the existing warning labels on cigarette packages and in advertisements. Philip Morris International supports similar proposals in markets around the world.

Accordingly, the Company does not believe that the proponent's request is necessary or appropriate.

Therefore, your Board urges stockholders to vote AGAINST this proposal.

    PROPOSAL 2--A Proposal to Ensure that Tobacco Ads are Not Youth-Friendly

Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, Wisconsin 53233, claiming beneficial ownership of 300 shares of Common Stock, together with four co-proponents, submitted the proposal set forth below. The names, addresses and shareholdings of the co-proponents will be furnished upon written request made to the Secretary of the Company.

"WHEREAS our Company insists its tobacco ads and ad campaigns are not geared to underage youth and has even taken some actions that might indicate its seriousness about ensuring that youth do not use our tobacco products;

-- Furthermore various studies independent of our company's own research have shown that teens have not been influenced not to buy our company's cigarettes by ad campaigns that have been run and/or supported by our company.

-- As concerned shareholders we are aware that the future viability of our company's tobacco divisions is based on ensuring new users, most of who will continue to use our brands because they began as underage youth;

-- A 1996 University of British Columbia study found that teenagers are three times as likely as adults to respond to cigarette ads and, on average, whenever a cigarette brand increased its advertising budget by 10%, its share of the adult smoking market grew only 3% but its share of teen smokers grew 9%.

-- Cigarettes are the most heavily advertised product in the U.S.A. However, although the consumption patterns of adults do not reflect advertising dollars, the three-most advertised cigarettes in the U.S. are the three used most by underage youth.

-- Further evidence presented in the New England Journal of Medicine, American Journal of Public Health, and the Journal of Pediatrics, among other publications, had demonstrated that tobacco advertising plays a significant role in stimulating illegal consumption of tobacco by minors.

-- Such data seem to undermine the stated stance of our company that it is not advertising in ways that influence young people to use our products verses[sic]. This leaves some shareholders confused as to how to be sure they are not invested in a company whose activities may possibly be illegal at the worst and immoral at the least.

RESOLVED: shareholders request the Board to implement the following, or similar policy for our Company: That, within six months of this annual meeting, before any promotional, marketing, and/or advertising campaign presently running is allowed to continue or is inaugurated in the future, it must be submitted to independent and certifiable testing to ensure that it is not equally or more appealing to the 12-to-17 age group than groups 18 and over.

                              Supporting Statement

We suggest that, in creating this approach to testing, that the testing entity be independent of the company and the tobacco industry, eliminating any possible conflict of interest. Its task will be to determine the effectiveness of the advertising campaign in making a positive impression on two age groups: those under 18 and those spread evenly between 18 and 45. If the test results on the young focus group show the campaign is equal to or exceeds the effectiveness on the older group the (proposed) campaign shall be terminated.

If you agree for the need of independent data to show our company does not advertise in ways that overly-impact underage minors vs. adults, please vote "yes" for this resolution."

The Board recommends a vote AGAINST this proposal.

Your Board does not believe that it is necessary or appropriate to take the actions requested by the proponent. Both Philip Morris U.S.A. and Philip Morris International have programs and policies in place, and are subject to legal restrictions, that help ensure that marketing and advertising activities be directed only to adults who choose to smoke.

In 1998, Philip Morris U.S.A. and certain other domestic tobacco manufacturers entered into a Master Settlement Agreement with 46 states, the District of Columbia and several U.S. commonwealths and territories, having already reached separate agreements with four other states. Among other provisions, the Master Settlement Agreement forbids the participating manufacturers from targeting youth in the advertising, promotion or marketing of tobacco products and from taking action whose primary purpose is to initiate, maintain or increase the incidence of youth smoking. The Master Settlement Agreement also bans most forms of outdoor advertising, including billboards and tobacco advertising in transportation facilities, vehicles, enclosed stadia and shopping malls; bans the use of cartoon characters in all tobacco advertising and promotions; and requires participating manufacturers to affirm corporate principles to comply with the agreement and to reduce underage usage of tobacco products. In the event a state believes a participating manufacturer has violated the Master Settlement Agreement by targeting youth, the state's attorney general has full authority to seek a court injunction to stop the violating activity.

Philip Morris U.S.A. is committed to complying with both the letter and the spirit of the Master Settlement Agreement, and is voluntarily taking additional actions beyond those required by the Master Settlement Agreement. For example, during 2000, Philip Morris U.S.A. became the first major domestic tobacco manufacturer to voluntarily remove cigarette advertising from the back covers of magazines and to cease advertising altogether in more than 50 magazines that met FDA proposed criteria for youth readership.

Philip Morris U.S.A. has created a Youth Smoking Prevention Department, with an annual budget in excess of $100 million, dedicated solely to helping reduce the incidence of youth smoking. This

Department is committed to a positive youth development approach that is comprehensive, collaborative and measurable. Its goal is to build resolve and resilience in young people by supporting programs that reduce risk factors while enhancing protective factors. By surrounding kids with positive messages and positive influences, we hope to reduce youth smoking and other risky behaviors and ultimately improve the quality of their lives. The department's efforts are focused on communication, education, community action and access prevention. The communication strategy is designed to convince kids that it's not cool to smoke and to persuade parents to talk to their kids about not smoking. In addition to broadly viewed television advertising campaigns, Philip Morris U.S.A. launched print advertising programs for both youth and parents in 2000. As part of the Education strategy, Philip Morris U.S.A. has made grant commitments of more than $11 million to teach Life Skills Training to more than 300,000 students in school districts in 18 states. Life Skills Training has been identified by the Centers for Disease Control and Prevention as a program that works to reduce youth smoking. In the area of Community Action, Philip Morris U.S.A. is supporting National 4-H Council's Health Rocks! program which is offered in 23 communities in 14 states as well as Puerto Rico and the District of Columbia. It is also supporting the expansion of The Parent Connection program through the Work in America Institute to help parents connect and communicate with their kids about not smoking. In the area of Access Prevention, Philip Morris U.S.A. supports the "We Card" retailer training and signage programs in addition to implementing its own advertising and point of sale campaigns to reduce youth access in the home and through third-party purchasing. Philip Morris U.S.A.'s commitment to access prevention predates the Master Settlement Agreement. In 1995, Philip Morris U.S.A. launched its "Action Against Access" initiative, with the objective of helping to prevent youth access to cigarettes at the retail level by fostering an environment in which minimum-age laws were enforced and cigarettes could only be purchased at the retail level through a face-to-face transaction with proof of age. Finally, Philip Morris U.S.A. is working diligently to support youth smoking prevention legislation in the states and to promote government funding of youth programs using tobacco settlement funds.

Thus, Philip Morris U.S.A. has a long-standing commitment to help ensure that its marketing efforts are directed only at adults who choose to smoke; is subject to comprehensive advertising restrictions and monitoring provisions of the Master Settlement Agreement and other agreements that prohibit the targeting of youth in the advertising, promotion or marketing of tobacco products; and has launched its own comprehensive youth smoking prevention effort, including advertising specifically designed to help prevent youth smoking.

Around the world, Philip Morris International is actively involved in more than 130 youth-smoking prevention programs in nearly 70 countries--in many cases by forming alliances with respected organizations that work with and understand minors. Initiatives include support for minimum age laws in every country; support of youth access prevention and youth anti-smoking advertising; placing the message "Underage Sale Prohibited" or its equivalent on every cigarette package where legally feasible; and working proactively with governments and competitors to achieve the reforms necessary to reduce youth smoking in each country in which it operates.

Philip Morris International actively advocates and supports laws that establish a minimum age of at least 18 for the lawful sale of tobacco products. These laws provide an important foundation for industry-supported coalitions working to prevent minors' access to tobacco products. Today, approximately 90 countries outside the United States have such laws.

Philip Morris International participates in more than 70 youth access prevention programs in countries ranging from Brazil and Turkey to Kazakhstan and Singapore. These programs forcefully communicate to our customers and trade partners that we do not want cigarettes sold to minors. Philip Morris International is also participating in more than 50 youth anti-smoking programs, including advertising, school-based, community and other campaigns similar in many ways to those conducted by Philip Morris U.S.A. These programs are running in various countries, including the Dominican Republic, New

Zealand, Slovakia and the Philippines, and we are continually searching for opportunities to expand the reach of these programs. Governments in nearly 40 countries support many of our youth smoking prevention initiatives. For example, the "Yo Tengo P.O.D.E.R." education program has the support of a number of federal and local government authorities throughout Latin America.

Philip Morris International is committed to working with governments and our competitors to reform cigarette marketing practices in line with societal expectations. Philip Morris International adheres to worldwide standards to ensure that our marketing efforts are directed solely toward adults who choose to smoke. These standards are part of the Philip Morris International Cigarette Marketing Code and are obligatory for all employees worldwide. We also seek the cooperation of competitors to adopt voluntary cigarette marketing codes, and to date, approximately 80 countries have adopted such codes.

A similar proposal was defeated by stockholders at each of the last two Annual Meetings.

Therefore, your Board urges stockholders to vote AGAINST this proposal.

               PROPOSAL 3--Phase Out Genetically Engineered Food

The Sisters of St. Dominic of Caldwell, New Jersey, 52 Old Swartswood Station Road, Newton, New Jersey 07860, claiming beneficial ownership of 100 shares of Common Stock, together with two co-proponents, submitted the proposal set forth below. The names, addresses and shareholdings of the co-proponents will be furnished upon written request made to the Secretary of the Company.

"WHEREAS: International markets for genetically engineered (GE) foods are threatened by extensive resistance:

-- Philip Morris' Kraft Foods had to recall 2.5 million taco shells discovered to contain genetically engineered corn not approved for human consumption (9/2000);

-- Europe's larger food retailers, including Tesco, Sainsbury Group, Carrefour, and Rewe, have committed to removing GE ingredients from their store-brand products, as have U.S. retailers Whole Foods Market, Wild Oats Markets, and Genuardi's Family Markets;

-- In the UK, three fast-food giants--McDonald's, Burger King, and Kentucky Fried Chicken--exclude GE soy and corn ingredients from their menus;

-- McCain Foods of Canada, the world's largest potato and frozen French fry processor, announced it would no longer accept GE Bt potatoes for their brand-name products (11/99);

-- Gerber Products announced it would not allow GE corn or soybeans in any of their baby foods (7/99);

-- PepsiCo's Frito Lay asked farmers that supply corn for their chips to provide only non-GE corn (1/2000);

-- Once in effect, the Biosafety Protocol, approved by representatives of more than 130 countries (1,2000), will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled "may contain" GEOs, and countries can decide whether to import those commodities based on a scientific risk assessment.

There is scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment:

-- The USDA has acknowledged (7/13/1999) the need to develop a comprehensive approach to evaluating long-term and secondary effects of GE products;

-- Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant;

-- Research has shown that Bt crops are building up Bt toxins in the soil, thereby disturbing soil ecology and impacting beneficial organisms and insects (12/1999, 5/2000);

-- The National Academy of Sciences report, Genetically Modified Pest-Protected Plants, recommends development of improved methods for identifying potential allergens in genetically engineered pest-protected plants. The report found the potential for gaps in regulatory coverage. (4/2000)

The long U.S. tradition of citizens' "right to know" is expressed in laws requiring nutritional labeling of foods:

-- Nineteen polls in the U.S. show that 75-95% of people surveyed want GE food to be labeled as such.

-- GE crops may incorporate genes from animal species. Individuals wishing to avoid them for religious or ethical reasons cannot unless they are labeled;

-- The European Union requires labeling of GE foods, and labeling has been proposed by governmental authorities in Japan, New Zealand, South Korea and Australia.

RESOLVED: Shareholders request that the Board of Directors adopt a policy to phase out genetically engineered crops, organisms, or products thereof from all products sold or manufactured by the company, as quickly as feasible, unless long-term safety testing shows that they are not harmful to humans, animals, and the environment; and provide the interim step of labeling and identifying products that may contain these ingredients, and reporting to the shareholders by August 2001."

The Board recommends a vote AGAINST this proposal.

Your Company produces and markets food products principally through its subsidiary, Kraft Foods North America ("Kraft"). Kraft believes that questions about genetically modified foods should be--and are being--addressed by the United States Food and Drug Administration (the "FDA"), the Environmental Protection Agency (the "EPA") and the United States Department of Agriculture ("USDA"), which have the knowledge, expertise, and legal authority to resolve any issues uniformly on the basis of sound science and sound regulatory principles.

Kraft's highest priority is the safety of its food products. The FDA--the primary federal agency responsible for ensuring the safety of commercial food--has stated that "it is not aware of any information showing that foods derived by these new methods differ from other foods in any meaningful or uniform way, or that, as a class, foods developed by the new techniques present any different or greater safety concerns than foods developed by traditional plant breeding." In January 2001, the EPA similarly stated that the materials used to genetically modify crops "are ubiquitous in all forms of life, have always been present in human and domestic animal food and are not known to cause any adverse health effects when consumed as part of food."

The FDA requires that food be appropriately labeled where ingredients have been modified so that the composition of the final product differs significantly from what is expected for that food, or where the final product contains potential allergens. In recent "Guidance" on food labeling, the FDA repeated that it still knows of no "basis for concluding that the fact that a food or its ingredients was produced using bioengineering is a material fact. . . . FDA is therefore reaffirming its decision to not require special labeling of all bioengineered foods." The American Medical Association has also concluded that "there is no scientific justification for special labeling of genetically modified foods, as a class. . . ."

In addition, Kraft believes that piecemeal labeling by individual companies, as called for by the proponents, would result in inconsistency and confusion, to the detriment of the Company and its consumers.

The FDA has expressed similar concerns about the confusion that could result from labeling concerning the presence or absence of ingredients derived from genetically modified sources, since "essentially all food crops have been genetically modified" through a variety of methods. The AMA has stated that even "voluntary labeling is without value unless it is accompanied by focused consumer education."

Federal agencies have also studied relevant environmental issues. The EPA "conducted a rigorous assessment of" crops modified to produce their own plant-incorporated protectants such as Bt, and found that they "do not cause unreasonable adverse effects." The EPA and the USDA jointly stated that Bt sprays "have long been safely used by organic, agronomic, vegetable, fruit farmers and foresters to control pests," and that genetically modified Bt crops
"can and have reduced the use of more hazardous insecticides. . . ."

Kraft does not believe it is or will soon become feasible to remove genetically modified crops from the ingredients it purchases. The food supply chain in the United States and Canada, from the farmer forward, has not established discrete streams to separate conventionally grown from genetically modified crops on a large scale. While certain companies may be able to obtain limited quantities of selective ingredients derived exclusively from conventional crops, it would be unachievable at present for any large multi-category food company to do so across its product line.

Kraft continues to believe that issues relating to biotechnology should be and are being resolved uniformly by the FDA, EPA and USDA, which can evaluate all aspects of the issue in a balanced and fully informed manner, on the basis of sound science. Officials at these agencies have carefully and thoroughly considered issues relating to the safety, labeling and environmental effects of genetically modified crops. They continue to improve government's understanding and approval processes.

The recall of taco shells by Kraft demonstrates our commitment to food safety. Kraft voluntarily recalled the taco shells not because of evidence the product presented risks to human health, but because they contained ingredients from a variety of corn that had been approved for consumption by animals but not by humans. Following the recall, Kraft made recommendations and government agencies have taken action to prevent a recurrence. The FDA has proposed a more rigorous and transparent approval process for bioengineered crops, which Kraft supports. Kraft has also recommended that government agencies should approve bioengineered crops only if they are approved for consumption by humans as well as animals. The food and agriculture industry as well as biotechnology companies have widely accepted this recommendation, and we believe that it will be followed.

A similar proposal was defeated by stockholders at last year's Annual Meeting.

Therefore, your Board urges stockholders to vote AGAINST this proposal.

      PROPOSAL 4--Stop Funding Smoking Related Research Using Live Animals

People for the Ethical Treatment of Animals, 501 Front Street, Norfolk, Virginia 23510, claiming beneficial ownership of 1,036 shares of Common Stock, submitted the proposal set forth below.

"WHEREAS our Company continues to fund smoking-related research using live animals;

-- We acknowledge on our Web site, philipmorrisusa.com, "We agree with the overwhelming medical and scientific consensus that cigarette smoking causes lung cancer, heart disease, emphysema and other serious diseases in smokers";

-- U.S. federal law does not require the testing of tobacco products on animals;

The worldwide trend is toward the cessation of the use of animals in testing.

-- A September 1999 Market & Opinion Research International (MORI) poll indicated that 78 percent of adults are bothered by the use of animals in experiments;

-- Leading consumer products companies in several different business sectors, including Gillette, Revlon, Benetton, Dial, and General Motors, have committed to a policy of not testing their products on animals;

-- In 1997, the U.K. government announced that it would not grant licenses for tests that involve animals in the development and testing of alcohol or tobacco products;

There is increasing scientific concern regarding the reliability and relevance to human beings of results obtained from animal research;

--  It has been argued in the prestigious journal Scientific American (February
    1997) that "animal experiments can mislead researchers or even contribute to illness or deaths by failing to predict the toxic effects of drugs";

-- C. Ray Greek, M.D. and board-certified anesthesiologist, explained in May 2000, "Animal experimentation is not necessary. It is expensive. It is inaccurate. It is misleading. It consumes limited resources. And further, it is detrimental to the very species it professes to be working to help-- humankind";

-- Dr. Arnold D. Welch, Department of Pharmacology, Yale University, states, "In part because of possible major differences in responses to drugs in animals and man, the knowledge gained from studies in animals is often not pertinent to human beings, will almost certainly be inadequate, and may even be misleading";

-- Dr. Werner Hartinger, M.D., a German surgeon, asserts, "There are, in fact, only two categories of doctors and scientists who are not opposed to vivisection: those who don't know enough about it, and those who make money from it."

RESOLVED: Shareholders request that the Board of Directors adopt a policy of not sponsoring and/or funding smoking-related research using live animals, that any funds Philip Morris may contribute to the Council for Tobacco Research and/or other research organizations be directed to non-animal research, and that requesting shareholders be notified of the status of the implementation of this policy by September 1, 2001.

                              Supporting Statement

We believe that the funding of smoking-related research using live animals is a cruel and pointless mismanagement of company resources. Such research causes further damage to our company's public reputation in an already-beleaguered industry. Our company should take notice of the successful example set by the many consumer products companies in other sectors and assume a leadership position in the tobacco industry by rejecting live animal research."

The Board recommends a vote AGAINST this proposal.

Philip Morris U.S.A. and Philip Morris International currently conduct or fund a small number of scientific studies using laboratory rats and mice. Philip Morris U.S.A. and Philip Morris International are committed to researching ways to reduce the health risks of cigarette smoking and to evaluating the ingredients used in cigarettes in order not to increase the risks of smoking. These studies are an essential part of these research goals.

In conducting or funding scientific research, Philip Morris U.S.A. and Philip Morris International are committed to using laboratory animals only when necessary, to finding alternative methods of biological testing whenever possible, to using as few laboratory animals as possible, and to conducting any such tests in full compliance with animal welfare laws and guidelines promulgated by the American Association of Laboratory Animal Science, the Society of Toxicologists and other scientific bodies that require all reasonable steps be taken to avoid or minimize discomfort, distress or pain to the laboratory animals.

Over the past 20 years, the use of laboratory animals in tobacco-related research by Philip Morris U.S.A. and Philip Morris International has been reduced substantially. Philip Morris U.S.A. and Philip Morris International will continue to look for ways to further reduce such use. Completely eliminating such research is not feasible at the present time in view of their above-stated research goals and might impair their ability to comply with future government research standards and data requirements.

Therefore, your Board urges stockholders to vote AGAINST this proposal.

            PROPOSAL 5--Inform Consumers About the Risks of Smoking

Gregory N. Connolly, D.M.D., M.P.H., 399 Common Street, Belmont, Massachusetts 02478, claiming beneficial ownership of 90 shares of Common Stock, together with a co-proponent, submitted the proposal set forth below. The name, address and shareholdings of the co-proponent will be furnished upon written request made to the Secretary of the Company.

"WHEREAS: Lung cancer kills an estimated 140,000 Americans each year, with more than 85% of the cancers caused by cigarette smoking, and more than 80% of persons diagnosed with lung cancer are dead within five years.

WHEREAS: Our company sells cigarettes, and we have acknowledged on our website "We agree with the overwhelming medical and scientific consensus that cigarette smoking causes lung cancer," and "we agree with the overwhelming medical and scientific evidence that cigarette smoking is addictive."

WHEREAS: We state that "Smokers and potential smokers should rely on these messages in making all smoking related decisions." But we do not rely on these messages when we advertise and promote cigarettes, which we acknowledge to cause lung cancer and addiction.

WHEREAS: Our company sells cigarettes in Australia, Thailand and Poland and other countries with large and conspicuous health warning on the front of the packages informing consumers about the risk of lung cancer. These warnings are up to ten times larger than the warnings that appear on the side of our US cigarettes.

WHEREAS: When the Firestone Company determined that their tires had defects that could lead to lethal accidents, they immediately launched an aggressive consumer education campaign to alert consumers about the defects and the potential for fatal injuries.

WHEREAS: A growing number of juries found our company committed fraud and misleading consumers about health risks connected to smoking. We therefore believe that the company should make good faith attempts to undo this fraud rather than stop doing more by adequately informing smokers about the dangers of lung cancer associated with use of their product.

WHEREAS: Failure to adequately warn consumers of our products about the risk of lung cancer could increase our risk to adverse legal decisions.

BE IT RESOLVED: Shareholders request that management develop a report for shareholders within one year on how we would better inform our consumers about their risk of contracting lung cancer and addiction from use of our products. This report could include recommendations such as voluntary placement of Canadian-like warning on all cigarettes sold in the United States, bold warning on print advertisements that take up a substantial portion of the advertising, 1-800 numbers for consumers to call for more information about lung cancer and addiction and tips on quitting, and a paid television counter-advertising campaign geared towards adult smokers that informs them about the dangers of smoking and lung cancer and addiction.

The Board recommends a vote AGAINST this proposal.

The policy of both Philip Morris U.S.A. and Philip Morris International is to defer to the judgment of public health authorities as to the text of health warning messages that will best serve the public interest, including messages regarding disease causation in smokers and addiction. We support the dissemination of information from public health authorities regarding the health risks of smoking and have taken steps to provide such information to the public.

In the United States, Congress has mandated for decades the specific warnings that must appear on cigarette packages and in advertisements, and we have stated our support for legislation that would authorize the FDA to revise the text of existing warnings. In addition, we are making efforts to communicate to the public that our views regarding disease causation in smokers and addiction are aligned with those of the public health community. For example, Philip Morris U.S.A. has set up a toll-free telephone number and distributes to callers brochures containing portions of the web site messages cited by the proponent.

Also, in October 2000, Philip Morris U.S.A. and Philip Morris International, in connection with the World Health Organization's proposed Framework Convention on Tobacco Control, made specific proposals in this area. These proposals are described in a detailed report (the "Report"), which is available on the Internet at www.pmfctc.com.

The Report describes Philip Morris U.S.A.'s and Philip Morris International's support of WHO's desire to play an active role, in communicating information about the health risks of smoking to consumers. The Report advocates the adoption of a Framework Convention that WHO member states could consider for ratification that would, among many other things:

-- direct WHO to recommend the specific text that signatory nations could adopt for their cigarette health warnings, and to periodically re-evaluate those recommendations in light of evolving developments;

-- establish uniform formatting requirements for health warning messages that communicate the messages clearly, without dominating cigarette packaging or advertisements, or disparaging smokers for the choices they make;

-- encourage signatory nations to utilize WHO to share information about important tobacco issues - such as whether and to what degree low-tar cigarettes or novel products result in any reduced risk of smoking-related diseases and develop consensus around them, so that smokers around the world can benefit from clear, consistent advice regarding important issues;

-- ask WHO to sponsor research into various cessation techniques, and recommend those that are found to be effective in assisting smokers who want to quit but are having difficulty; and

-- direct WHO to develop and recommend educational programs on smoking and health.

The Report also describes examples of Philip Morris International and Philip Morris U.S.A. adhering to their policy of deference regarding the text of health warning messages, including with regard to current proposals for new health warning messages in the European Union.

Accordingly, the Company does not believe that the report requested by the proponent is necessary or appropriate.

Therefore, your Board urges stockholders to vote AGAINST this proposal.

                   PROPOSAL 6--Global Human Rights Standards

The Controller of the City of New York, 1 Centre Street, New York, New York 10007, claiming beneficial ownership of 2,321,330 shares of Common Stock, submitted the proposal set forth below.

Whereas, Philip Morris Companies, Inc. currently has extensive overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of some U.S.-based corporations has led to an increased public awareness of the problems of child labor, "sweatshop" conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring pilot programs with respected local human rights and religious organizations to strengthen compliance with international human rights norms in selected supplier factories, and

Whereas, the Council on Economic Priorities has established a program of independent monitoring known as the SA8000 Social Accountability Standards, and

Whereas, these standards incorporate the conventions of the International Labor Organization (ILO) on workplace human rights which include the following principles:

     1) All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98)

     2) Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

     3) There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin, or other distinguishing characteristics. (ILO
     Convention 100 and 111)

     4) Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105)

     5)  There shall be no use of child labor. (ILO Convention 138), and,

Whereas, independent monitoring of corporate adherence to these standards is essential if consumer and investor confidence in our company's commitment to human rights is to be maintained,

Therefore, be it resolved that stockholders request that the company commit itself to the full implementation of the aforementioned human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards.

The Board recommends a vote AGAINST this proposal.

Our Company and its various subsidiaries are committed to fair and ethical treatment of all employees and respect for human rights in the workplace. Our businesses have long been regarded as culturally diverse and desirable places to work. We provide equal employment opportunity without regard to race, color, religion, national origin, age, sexual orientation, marital status, citizenship status or disability, and we do not tolerate discrimination on the basis of any of these factors. We are opposed to the use of child labor or forced labor, and we support the establishment and enforcement of laws and regulations intended to eradicate human rights abuses and exploitive practices in the workplace. We permit employees to organize in accordance with applicable labor laws. Our Business Conduct Policy requires the highest standards of ethical, moral and lawful conduct from each employee of the Company and its subsidiaries around the world. Employees are expected to conduct business on the basis of fair dealing, consideration for the rights of others and the most stringent principles of good corporate citizenship.

In summary, we concur with the principles on which this proposal is based. However, SA 8000 is but one of many sets of guidelines or codes of conduct that have been created for businesses by governments, non-governmental organizations, faith-based organizations and intergovernmental agencies. A recent inventory conducted by the Organization for Economic Cooperation and Development identified more than 200 codes of corporate conduct promulgated by a multitude of different sponsors. These include the UN Global Charter, the OECD Guidelines for Multinational Enterprises, the Global Reporting Initiative, the Global Sullivan Principles, as well as Social Accountability 8000. Some of these codes enjoy the wide involvement of international organizations and governments. Others, such as SA 8000 enjoy a narrower basis of support. Some codes are broad in scope, while others like SA 8000 are more narrowly focused. It would be impractical and extremely costly for the Company to support each and every code of corporate conduct that different organizations may sponsor.

The Company and its subsidiaries are committed to conducting themselves in an ethical and responsible manner as good corporate citizens in all aspects of their businesses. As part of this commitment, the Company is conducting a comprehensive review and assessment of the various codes of corporate conduct to determine if it should adopt any of the codes or if appropriate changes should be made in the way it conducts business. Your Company does not believe at the present time that adoption of SA 8000 is appropriate.

Therefore, your Board urges stockholders to vote AGAINST this proposal.

                                 OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 77 Water Street, New York, NY 10005, at an anticipated cost of $22,000, plus reimbursement of out-of-pocket expenses.

                              2002 ANNUAL MEETING

Stockholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors may submit names and biographical data to the Secretary of the Company. The Company's By-Laws prescribe the procedures a stockholder must follow to nominate directors or to bring other business before stockholder meetings. For a stockholder to nominate a candidate for director at the 2002 Annual Meeting, presently anticipated to be held on April 25, 2002, notice of the nomination must be received by the Company between October 11 and November 10, 2001. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. For a stockholder to bring other matters before the 2002 Annual Meeting, and to include a matter in the Company's proxy statement and proxy for that meeting, notice must be received by the Company within the time limits described above. The notice must include a description of the proposed business, the reasons therefor and other specified matters. In each case, the notice must be given to the Secretary of the Company, whose address is 120 Park Avenue, New York, NY 10017. Any stockholder desiring a copy of the Company's By-Laws will be furnished one without charge upon written request to the Secretary.

                                                            G. Penn Holsenbeck
March 9, 2001                                               Vice President and Secretary

                                                                       EXHIBIT A

                            AUDIT COMMITTEE CHARTER

                          Philip Morris Companies Inc.

I.  Audit Committee Composition and Meetings

The Audit Committee shall be composed of three or more non-employee directors who are independent of the management of the Company and free from any relationship with the Company that would interfere with the exercise of their independent judgment. All members of the Committee shall be financially literate, and at least one member of the committee shall have accounting or related financial management expertise, both as determined in the business judgment of the Board of Directors. The Board of Directors shall appoint the members of the Audit Committee meeting these requirements and designate its Chair. If the Board of Directors does not designate a Chair of the Audit Committee, the members may designate a Chair by majority vote of the Committee's members.

The Audit Committee shall meet at least four times annually or more frequently as circumstances dictate. The Committee shall meet separately in executive session at least annually with management, the Vice President of Corporate Audit, the independent accountants, and as a committee to discuss any matters that the Committee or the persons with whom they meet believe should be discussed.

In fulfilling its responsibilities, the Audit Committee shall have full access to all books, records, facilities and personnel of the Company.

II.  Audit Committee Responsibilities

The Audit Committee shall assist the Board of Directors in monitoring the Company's financial reporting processes, systems of internal control, the independence and performance of the Company's independent accountants and the performance of the internal auditors, and shall provide an avenue of communication among management, the independent accountants, the internal auditors and the Board of Directors. The Audit Committee shall perform any other activities consistent with the Company's Certificate of Incorporation, By-Laws and governing law as the Committee or the Board of Directors deems necessary or appropriate.

In carrying out its responsibilities, the Audit Committee shall:

     1. review and discuss with the independent accountants their audit procedures, including the audit plan and its scope with respect to the Company's consolidated financial statements;

     2. review and discuss with the independent accountants and with management the results of the annual audit of the Company's consolidated financial statements prior to the filing or distribution thereof, including any appropriate matters regarding accounting principles, practices and judgments and the independent accountants' opinion as to the quality thereof and any items required to be communicated to the Committee by the independent accountants in accordance with standards established and amended from time to time by the American Institute of Certified Public Accountants ("AICPA");

     3. review and discuss with management, the independent accountants and the internal auditors the quality and adequacy of the Company's financial reporting processes and internal controls, and review significant findings prepared by the independent accountants or the internal auditors, together with management's responses to such findings;

     4. through the Committee or its Chair, review and discuss with management and the independent accountants the Company's interim financial results to be included in the Company's quarterly reports to be filed with the Securities and Exchange Commission ("SEC") and any items required to be communicated to the Committee by the independent accountants in accordance with existing AICPA guidance;

     5. on an annual basis, in accordance with existing professional standards, review and discuss with the independent accountants all significant relationships (including fees), if any, that the accountants have with the Company that could impair their independence, as summarized by a letter issued to the Committee by the independent accountants and based on such review assess the independence of the accountants;

     6.  review the fees paid to the independent accountants;

     7. review the performance of and annually recommend to the Board of Directors the appointment of the independent accountants, who shall be ultimately accountable to the Audit Committee and the Board, or approve any discharge of the accountants if circumstances warrant;

     8. review and discuss the internal audit plan, activities and staffing of the internal audit organization;

     9.  review the expense reports of executive officers and directors;

     10. approve the Company's Business Conduct Policy and review compliance with the Policy;

     11. review and assess the adequacy of this Charter annually and submit any recommended changes to the Board of Directors for its approval;

     12. recommend to the Board of Directors whether the Company's consolidated financial statements should be accepted for inclusion in the Company's annual report on Form 10-K;

     13. prepare a report of the Audit Committee to stockholders to be included in the Company's annual proxy statement as required by the SEC, and file with the New York Stock Exchange any reports that may be required with respect to the Audit Committee; and

     14. report the activities of the Audit Committee to the Board of Directors on a regular basis.

                                            PHILIP MORRIS COMPANIES INC.


                                            NOTICE OF
                                            ANNUAL MEETING
                                            OF STOCKHOLDERS
                                            THURSDAY,
                                            APRIL 26, 2001
                                            AND PROXY
                                            STATEMENT

                                 P  R  O  X  Y


                          PHILIP MORRIS COMPANIES INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         ANNUAL MEETING APRIL 26, 2001


Geoffrey C. Bible and Charles R. Wall, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the meeting, all shares of Common Stock held by the undersigned in Philip Morris Companies Inc. (the "Company") at the annual meeting of stockholders to be held at the Philip Morris Manufacturing Center, Richmond, Virginia, April 26, 2001, at 9:00 a.m., and at all adjournments thereof.

Election of Directors, Nominees:

01. Elizabeth E. Bailey       06. Robert E.R. Huntley       11. John S. Reed
02. Geoffrey C. Bible         07. Billie Jean King          12. Carlos Slim Helu
03. Harold Brown              08. Rupert Murdoch            13. Stephen M. Wolf
04. Jane Evans                09. John D. Nichols
05. J. Dudley Fishburn        10. Lucio A. Noto

This card also serves to instruct the administrator of the Company's dividend reinvestment and voluntary cash payment plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a stockholder or employee participating in any such plan.

                                                                 -----------
SEE REVERSE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE          SEE REVERSE
BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE                SIDE
REVERSE. YOU NEED NOT MARK ANY BOXES.                            -----------



- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                        FOLD AND DETACH PROXY CARD HERE
  RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING



ADMISSION TICKET
----------------------------------
PHILIP MORRIS COMPANIES INC.                 DIRECTIONS
2001 ANNUAL MEETING OF                       The Philip Morris Manufacturing Center is
STOCKHOLDERS                                 located approximately 6 miles south of
Thursday, April 26, 2001                     downtown Richmond. Take Interstate 95 to
9:00 A.M.                                    Exit 69 (Bells Road). You may request a map
The Philip Morris Manufacturing Center       by calling 1-800-367-5415.
3601 Commerce Road
Richmond, Virginia                           For hotel information in the Richmond area,
                                             please call the Richmond Convention &
1-804-274-3346                               Visitors Bureau at 1-800-370-9004.
----------------------------------

Please present this ticket to the Philip Morris representative in the Registration Area.

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IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR
NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD ABOVE OR VOTE YOUR SHARES ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE.

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See reverse side for instructions on voting your shares
electronically over the Internet or by telephone.

[ X ]  Please mark your
       votes as in this
       example.

This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR the election of directors, FOR the selection of independent accountants, and AGAINST each of the stockholder proposals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

                    FOR      WITHHELD                     FOR  AGAINST  ABSTAIN
1. Election of                          2. Selection of
   Directors        [ ]        [ ]         independent    [ ]    [ ]      [ ]
   (see reverse)                           Accountants

For, except vote withheld from the following nominee(s):


----------------------------------------



THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST

                                   FOR  AGAINST  ABSTAIN
3. Stockholder Proposal No. 1      [ ]    [ ]      [ ]

4. Stockholder Proposal No. 2.     [ ]    [ ]      [ ]

5. Stockholder Proposal No. 3.     [ ]    [ ]      [ ]

6. Stockholder Proposal No. 4.     [ ]    [ ]      [ ]

7. Stockholder Proposal No. 5.     [ ]    [ ]      [ ]

8. Stockholder Proposal No. 6.     [ ]    [ ]      [ ]

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



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SIGNATURE(S)                       DATE


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                      - FOLD AND DETACH PROXY CARD HERE -




Philip Morris Companies Inc. encourages you to consider voting your shares electronically over the Internet or by telephone. These convenient ways by which you can vote your shares eliminate the need to return the proxy card.

TO VOTE YOUR SHARES ELECTRONICALLY YOU MUST USE THE CONTROL NUMBER PRINTED IN THE BOX ABOVE JUST BELOW THE PERFORATION. THIS CONTROL NUMBER MUST BE USED TO ACCESS THE SYSTEM.

                         TO VOTE OVER THE INTERNET:

[COMPUTER ILLUSTRATION]  -- Have this card and your social security number available
                         -- Log on to the Internet and go to the web site
                            http://www.eproxyvote.com/mo


                         TO VOTE BY TELEPHONE:

[TELEPHONE ILLUSTRATION] -- Using a touch-tone telephone, U.S. and Canadian stockholders may dial toll-free 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week. From outside the U.S. or Canada, stockholders may call collect 1-201-536-8073.

If you choose to vote your shares electronically, there is no need for you to mail your proxy card.


                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.